Exhibit 1


                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                              FINANCIAL STATEMENTS
                                      AND
                             SUPPLEMENTAL SCHEDULE

                 For the Years Ended December 31, 2006 and 2005

                                      with
             Report of Independent Registered Public Accounting Firm

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                                TABLE OF CONTENTS

                           December 31, 2006 AND 2005

--------------------------------------------------------------------------------


Report of Independent Registered Public Accounting Firm........................1

Statements of Net Assets Available for Benefits................................2

Statement of Changes in Net Assets Available for Benefits......................3

Notes to Financial Statements..................................................4

Supplemental Schedule:

     Schedule H, Line 4i:  Schedule of Assets (Held at End of Year)...........16

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Plan Administrator and Plan Participants Atlantic American Corporation 401(k) Retirement Savings Plan:

We have audited the accompanying statements of net assets available for benefits of the Atlantic American Corporation 401(k) Retirement Savings Plan as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Atlantic American Corporation 401(k) Retirement Savings Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information listed in the index is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan's management.
The supplemental information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                             GIFFORD, HILLEGASS & INGWERSEN, LLP
June 27, 2007
Atlanta, Georgia

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                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                           December 31, 2006 and 2005

--------------------------------------------------------------------------------




                                                 2006                2005
                                          ------------------  ------------------

Investments, at fair value (Note 3)
     Common/collective trusts               $      2,430,200  $        2,128,203
     Employer securities                           1,310,348           1,199,720
     Registered investment companies               8,043,319           7,324,164
        Participant loans                            140,649             146,308
                                           -----------------  ------------------

      TOTAL INVESTMENTS                           11,924,516          10,798,395

Employer contribution receivable                      18,443              18,954
                                           -----------------  ------------------

        NET ASSETS AVAILABLE
           FOR BENEFITS                     $     11,942,959  $       10,817,349
                                           ==================  =================






   The accompanying notes are an integral part of these financial statements.

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                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                December 31, 2006

--------------------------------------------------------------------------------





Additions to Net Assets
         Contributions:
         Participants                                          $         810,377
         Company                                                         254,932
         Rollover                                                         30,946
                                                               -----------------

              TOTAL CONTRIBUTIONS                                      1,096,255

     Interest and dividend income                                        443,336

     Net appreciation in fair market value of investments (Note 3)       799,345
                                                               -----------------

              TOTAL ADDITIONS TO NET ASSETS                            2,338,936

Deductions from Net Assets
     Benefit payments to participants                                  1,203,549
     Fees and other deductions                                             9,777
                                                               -----------------

              TOTAL DEDUCTIONS                                         1,213,326
                                                               -----------------

Net Increase                                                           1,125,610


Net Assets Available for Benefits at Beginning of Year                10,817,349
                                                               -----------------

Net Assets Available for Benefits at End of Year               $      11,942,959
                                                               =================





   The accompanying notes are an integral part of these financial statements.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2006 and 2005

NOTE 1-DESCRIPTION OF THE PLAN

The following description of the Atlantic American Corporation 401(k) Retirement Savings Plan (the "Plan") provides only general information. Participating members ("Participants") should refer to the Plan document for a more complete description of the Plan's provisions. Information with regard to eligibility, contributions, distributions, vesting, withdrawals, restoration, loans, fund redistribution, and definitions of all terms are contained in that document.

General: The Plan is a defined contribution plan available to all U.S. employees of Atlantic American Corporation (the "Company"). All employees of the Company, except collective bargaining employees, nonresident aliens, and leased employees are eligible to participate and are automatically enrolled, effective on the date of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended.

Plan Administration: Merrill Lynch Trust Company FSB (the "Trustee") is the Trustee of the Plan and has custodial responsibility for the Plan's assets, except for company stock that is held by State Street Bank and Trust Company, including the authority and power to, among other things, invest the principal and income of the Plan's assets.

Contributions: Participants may elect to contribute in 1% increments up to 25% of their annual compensation, as defined by the Plan, subject to certain limitations under the Internal Revenue Code (the "Code"), into any of the investment funds offered by the Plan. Participant pre-tax limitations were limited to $15,000 for 2006 and $14,000 for 2005. A participant may change his or her deferral percentage at any time. Participants may also contribute amounts representing distributions from other qualified benefit plans. These contributions are classified as rollover contributions in the statement of changes in net assets available for benefits. The Company provides a matching contribution equal to a certain percentage of the participant's contributions. For the year ended December 31, 2006, the Company's matching contribution equaled 50% of each participant's tax deferred contribution up to 6% of eligible compensation. All Company matching contributions are in Company common stock. Prior to January 1, 2007, a participant could have elected to transfer the Company contributions into another investment fund only after the participant was fully vested in the Company matching contributions. The Company may also elect to make additional discretionary matching and/or profit sharing contributions. There were no such discretionary contributions made during 2006. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions to the Plan. The maximum catch-up contribution amount for 2006 was $5,000.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2006 and 2005



NOTE 1--DESCRIPTION OF THE PLAN--Continued

Vesting: Participants are always fully vested in their own contributions. Each participant becomes vested in the Company contributions based on years of continuous service. The vesting percentage for the Company matching contributions are as follows:


Years of service:
         Less than one                              0%
         One                                       20%
         Two                                       40%
         Three                                     60%
         Four                                      80%
         Five                                     100%


In addition, participants become fully vested upon retirement, death, or disability.

Benefits: Upon termination of service due to death, disability, retirement, or separation from service, a participant or his or her beneficiary with a vested balance greater than $5,000 may elect to receive an amount equal to the value of the participant's vested interest in his or her account. The form of payment, selected by the participant or his or her beneficiary, is either a lump-sum distribution, an annuity to be paid in monthly installments over a fixed number of years, or a direct rollover into a qualified retirement plan or individual retirement account. Terminated participants with a vested balance less than $5,000 will be automatically distributed after termination.

Participant Accounts: Individual accounts are maintained for each of the Plan's participants and reflect the participant's contributions, employer contributions, and the participant's share of the Plan's investment income
(loss). Allocations of income (loss) are based on the proportion that each participant's account balance bears to the total of all participant account balances and their investment elections.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2006 and 2005



NOTE 1--DESCRIPTION OF THE PLAN--Continued



Investment Options: Participants may direct their contributions and any related earnings into several investment options in 1% increments. Participants may change their investment elections at any time. The participants in the Plan can invest in any of the following investment options:

     INVESCO Stable Value Trust - seeks the preservation of principal and interest income reasonably obtained under prevailing market conditions and rates, consistent with seeking to maintain required liquidity.

     INVESCO Core Fixed Income Trust - seeks current income, with a secondary objective of capital appreciation. Under normal market conditions, this Fund will primarily invest in investment grade fixed income securities of varying maturities, coupon rates, issuer classes, yield characteristics, and other characteristics. However, this Fund also may invest in money market instruments or other securities.

     AIM Income Fund - seeks current income consistent with safety of principal. The Fund invests primarily in investment-grade corporate debt, convertibles and U.S. government debt. It may invest up to 35% of assets in lower-rated debt. The Fund may also invest in dividend-paying stocks. It may invest up to 40% of assets in foreign securities.

     Fidelity Puritan Fund - seeks income consistent with preservation of capital. The Fund invests in a diversified array of high-yielding securities such as common stocks, preferred stocks, and bonds. The relative holdings vary in response to changing market conditions. The bonds may have any quality rating or maturity; the Fund may invest up to 35% of assets in lower-quality, higher-yielding assets. The Fund may purchase foreign securities, zero-coupon bonds and indexed securities. It may also engage in futures contracts, short sales, and swap agreements.

     AIM Basic Balanced Fund - seeks long-term growth of capital and current income. The Fund invests in a broadly diversified portfolio of common stocks, preferred stocks, convertible securities and bonds. It invests without regard to market capitalization. The Fund normally invests a minimum of 30% and a maximum of 70% of total assets in equity securities and a maximum of 70% of total assets in investment-grade non-convertible debt securities. It may also invest up to 25% of total assets in convertible securities and up to 25% of total assets in foreign securities.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2006 and 2005



NOTE 1--DESCRIPTION OF THE PLAN--Continued

     American Funds American Balanced Fund - seeks capital preservation, current income, and long-term growth of capital and income. The Fund normally invests in a diversified array of equities, debt and cash instruments. The purchases may include common stocks, preferred stocks, corporate bonds or U.S. government securities. The equity portion includes foreign and domestic issues. Fixed-income securities must be rated investment- grade at the time of purchase. The Fund primarily seeks securities that management believes demonstrate fundamental values at reasonable prices.

     AIM Basic Value Fund - seeks long-term capital appreciation. The Fund normally invests at least 65% of assets in equities of U.S. companies with market capitalizations of more than $500 million. It may invest the balance in companies with market capitalizations smaller than $500 million, investment-grade convertibles and U.S. government securities. Up to 25% of assets may be invested in foreign securities.

     American Funds Washington Mutual Investors Fund - seeks income and the opportunity for growth of principal. The Fund invests in common stocks or equivalent securities that are legal for the investment of trust funds in the District of Columbia. It intends to be fully invested and well diversified. Management tries to select a portfolio that an investor with fiduciary responsibility might select under the Prudent Investor Rule of the Superior Court of the District of Columbia.

     INVESCO 500 Index Trust - holds all of the 500 stocks that make up Standard & Poor's 500 Composite Stock Price Index in proportion to their weighting in the Index. The Fund attempts to match the performance of the Index and remains fully invested in stocks at all times. Its management does not speculate on the direction of the Index. Though the Fund seeks to match the Index, its performance typically can be expected to fall short by a small percentage representing operating costs.

     AIM Diversified Dividend Fund - primary objective is growth of capital with a secondary objective of current income. The Fund invests, normally, at least 80% of its assets in dividend-paying equity securities. The Fund may invest 20% of assets in master limited partnerships or in investment-grade debt securities of U.S. issuers. The Fund also has the option to invest up to 25% of its total assets in foreign securities.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2006 and 2005


NOTE 1-DESCRIPTION OF THE PLAN-Continued

     American Century Ultra Investor Fund - typically invest at least 90% of assets in equity securities selected for their appreciation potential. The majority of these securities are common stocks issued by companies that meet management's standards for earnings and revenue growth. The Fund may only purchase securities of companies that have operated continuously for three or more years. It may invest without limit in foreign securities, including depository receipts.

     Janus Twenty Fund - seeks capital appreciation consistent with preservation of capital. The Fund invests primarily in a concentrated portfolio of between 20 and 30 common stocks. The advisor also seeks stocks with strong current financial positions and the potential for future growth. It may invest without limit in foreign securities.

     American Funds Growth Fund of America - seeks capital growth. The Fund normally invests at least 65% of assets in common stocks and convertible securities. It may invest in a wide range of companies, including growing and profitable companies, turnaround situations and unseasoned companies. The Fund may invest up to 15% of assets in foreign securities. It may also invest up to 10% of assets in debt securities rated below investment-grade.

     Janus Mid Cap Value Fund - seeks capital appreciation. The Fund normally invests at least 65% of assets in equity securities of companies whose market capitalization falls within a range of $1 billion to the 12-month average of the maximum market capitalization for companies included in the S&P Mid-Cap 400 Index. It may invest the balance of assets in companies with smaller or larger market capitalizations, government securities or other short-term investments.

     AIM Dynamics Fund - seeks long-term capital appreciation. The Fund invests primarily in common stocks of mid-capitalization companies. Management targets companies with rapidly accelerating earnings growth that have leadership positions in their respective markets. The Fund may also invest a limited amount in foreign securities.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2006 and 2005



NOTE 1-DESCRIPTION OF THE PLAN-Continued


     AIM Capital Development Fund - seeks long-term capital appreciation. Income is incidental. The Fund invests primarily in securities of small- and medium-size companies. To select investments, the advisor considers a company's prospects for product growth; the economic outlook for its industry; new products; management skill; the relationship between the security price and its estimated fundamental value; market, economic and political environments; and balance-sheet analyses and return on assets. It may also invest in initial public offerings.

     Fidelity Advisor Mid Cap Fund - seeks long-term growth of capital. The Fund normally invests at least 65% of assets in companies with medium market capitalizations. These companies generally have market capitalizations that fall within the ranges of the S&P Mid-Cap 400 Index. The Fund may invest the balance of assets in other types of securities and in issuers of other sizes.

     INVESCO Structured Small Cap Value Equity Trust - seeks long-term capital appreciation. The Fund is designed to: (1) outperform the Russell 2000 Small Cap Value Index over time, based on the performance of the stocks ranked by a proprietary Stock Selection Model, and (2) control risk by having an overall risk profile, which is similar to that of the Russell 2000 Small Cap Value Index in terms of beta, styles and industries.

     AIM Small Company Growth Fund - seeks long-term growth of capital. The Fund normally invests at least 65% of assets in equities of companies with market capitalizations of less than $1 billion. Management typically selects undervalued companies it judges to have the potential for accelerating earnings growth resulting from management changes, rapid sales growth or new products. The Fund may invest up to 25% of assets in foreign securities; American Depository Receipts are not subject to this limitation.

     Baron Growth Fund - seeks capital appreciation; investment income is not a consideration. The Fund invests primarily in common stocks but may also invest in other equity-type securities, such as convertible bonds and debentures, preferred stocks, warrants and convertible preferred stocks. It invests primarily in small sized companies with market values under $1.5 billion.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2006 and 2005



NOTE 1-DESCRIPTION OF THE PLAN-Continued


     Janus Advisor Worldwide Growth Fund - seeks long-term capital growth. The Fund invests primarily in foreign and domestic stocks. It normally invests in at least five countries, including the United States. It typically invests no more than 35% of assets in high-yielding securities. It may invest up to 25% of assets in mortgage- and asset-backed securities and step coupon securities. It may invest without limit in index/structured securities. The Fund may also invest in preferred stocks, warrants convertibles and debt.

     AIM International Core Equity Fund - seeks high total return. The Fund normally invests at least 65% of assets in securities of blue chip foreign companies identified by applying both a quantitative analysis and an individual company analysis. Such securities may take the form of American Depository Receipts. The Fund may invest in companies located in various areas of the world.

     Atlantic American Corporation Common Stock Fund - is comprised of Atlantic American common stock and a small percentage of cash to allow for daily transfers in and out of the Fund. Fund performance will differ from the actual performance of Atlantic American common stock because of the cash held in the Fund for liquidity.

Forfeitures: Amounts forfeited from non-vested accounts are used to reduce future employer contributions. Forfeitures of $16,920 were used in 2006 to reduce employer contributions. At December 31, 2006, $33,965 was available to be used in the future.

Participant Loans: Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Participants may elect to have their loans disbursed from specific investment funds. Loan terms range from six months to five years or within a reasonable time if used for the purchase of a primary residence. The loans are secured by the vested value of the participants' account balance and bear interest at the prime rate of interest on the date of the loan plus 1%. Principal and interest are paid ratably through payroll deductions.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2006 and 2005


NOTE 1-DESCRIPTION OF THE PLAN-Continued

Specified Hardship Withdrawals: Upon written application by a participant for a specified hardship withdrawal and approval by the plan administrator, the participant may withdraw from their fund accounts. Such withdrawal may be made only upon the express determination that it is necessary to prevent a severe financial hardship to such participant and specific to the following events: expenses for medical care; costs directly related to the purchase of a principal residence; payment of tuition and related educational fees; and to prevent eviction from a principal residence or foreclosure on the mortgage of a principle residence. A participant who has made a specified hardship withdrawal may include any amounts necessary to pay and federal, state or local income taxes or penalties reasonably anticipated to result from the distribution; shall make no more than one withdrawal during any calendar quarter; and shall incur a mandatory suspension of all contributions for twelve months after such withdrawal.

Administrative Expenses: The Company pays all separately charged administrative expenses of the Plan, including trustee fees. Fees resulting from individual participant transactions, such as loan origination and benefit payments, or certain investment elections, are paid by the participant and are included in the fee amount on the statement of changes in net assets available for benefits.

NOTE 2-ACCOUNTING POLICIES

Basis of Accounting: The financial statements of the Plan are prepared in conformity with the basis of accounting prescribed by U.S. generally accepted accounting principles (GAAP).

New Accounting Pronouncements: As of December 31, 2006, the Plan adopted Financial Accounting Standards Board (FASB) Staff Position FSP AAG INV-1 and Statement of Position No. 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP). The FSP requires the Statement of Net Assets Available for Benefits present the fair value of the Plan's investments as well as the adjustment from fair value to contract value for the fully benefit-responsive investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis for the fully benefit-responsive investment contracts. The FSP was applied retroactively to the prior period presented on the Statement of Net Assets Available for Benefits as of December 31, 2005.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2006 and 2005


NOTE 2-ACCOUNTING POLICIES-Continued

The Plan invests in a common collective trust, INVESCO Stable Value Trust fund, which owns fully benefit-responsive investment contracts. The fair value of the INVESCO Stable Value Trust fund approximates contract value as of December 31, 2006 and 2005.

In September 2006, the FASB issued Statement on Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurement. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe the adoption of SFAS 157 will have a material impact on the financial statements.

Use of Estimates: The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported additions and deductions during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition: The Plan's investments are stated at fair value. Quoted market prices are used to value investments. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end. The value of the Plan's interest in the INVESCO Stable Value Trust, a common collective trust fund, is based upon the current value of and net investment gain or loss relating to the units of participation held by the Plan. Participant loans are valued at their outstanding balances, which approximates market value.

Investment securities, in general, are exposed to various risks, including interest rate, credit, and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the statements of net assets available for benefits.

Interest and Dividend Income: Interest income is recorded on an accrual basis. Dividend income is recorded on the ex-dividend date.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2006 and 2005


NOTE 2-ACCOUNTING POLICIES-Continued

Net Appreciation (Depreciation): Net realized gains (losses) and unrealized appreciation (depreciation) are recorded in the accompanying statement of changes in net assets available for benefits as net appreciation (depreciation) in fair market value of investments.

Payment of Benefits: Distributions to participants are recorded when payment is made.



NOTE 3-INVESTMENTS

The fair market values of individual investments that represent 5% or more of the Plan's net assets as of December 31, 2006 and 2005 are as follows:




                                                                                         2006                  2005
                                                                                         ----                  ----

INVESCO Stable Value Trust                                                           $ 1,492,454           $ 1,363,962
Atlantic American Corporation Common Stock Fund                                        1,310,348             1,199,720
Baron Growth Fund                                                                        944,092               708,248
American Funds American Balanced Fund                                                    730,235               672,739
Janus Twenty Fund                                                                        704,311               638,092
INVESCO 500 Index Trust                                                                  644,402               613,983
Janus Mid Cap Value Fund                                                                 611,630               554,220
American Funds Growth Fund of America                                                    599,794                     *
Fidelity Puritan Fund                                                                          *               870,035
AIM Dynamics Fund                                                                              *               548,874

*not greater than 5% at December 31


Net appreciation in fair market value of investments by major investment type for the year ended December 31, 2006 is as follows:

Employer securities - Common stock                            $          103,963
Registered investment companies                                          581,840
Common collective trusts                                                 113,542
                                                           ---------------------

                                                              $          799,345
                                                           =====================

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2006 and 2005



NOTE 4-NONPARTICIPANT-DIRECTED INVESTMENTS

Information about the net assets as of December 31, 2006 and 2005 and the significant components of the change in net assets for the years then ended relating to the Company's common stock (nonparticipant-directed investments) is as follows:


                                                                                         2006                2005
                                                                                         ----                ----
Net Assets:
     Common Stock - Atlantic American Corporation                                $      288,044      $      247,687
                                                                                 ===============     ===============

Changes in Net Assets:
     Contributions - employer                                                    $      107,910      $      114,337
     Net depreciation in fair value of common stock                                      17,661            (58,213)
     Benefits paid to partially vested former
         employees                                                                      (24,602)           (36,564)
     Transfers to participant-directed investments                                      (60,613)          (153,990)
                                                                                 ---------------     ---------------
     Total activity                                                              $        40,356     $    (134,431)
                                                                                 ===============     ===============

NOTE 5-TAX STATUS

The Internal Revenue Service has determined and informed the Sponsor by letter dated June 3, 2003, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). Accordingly, no provision for income taxes has been made in the accompanying financial statements.

NOTE 6-PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their accounts as of the termination date.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2006 and 2005

NOTE 7-PARTY-IN-INTEREST TRANSACTIONS

The Plan held 442,685 and 425,178 shares of Atlantic American Corporation (the Plan Sponsor) as of December 31, 2006 and 2005 with a fair value of $1,310,348 and $1,199,720, respectively.

Princeton Retirement Group is the recordkeeper for the Plan and, as such, qualifies as a party-in-interest. Certain plan investments are shares of registered investment companies and common collective trusts managed by AMVESCAP National Trust Company, trustee as defined by the Plan. These transactions qualify as party-in-interest transactions. The Plan paid $9,777 in contract administrative fees to AMVESCAP National Trust Company in 2006.

                            SUPPLEMENTAL SCHEDULE

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                                 PLAN NUMBER 001
                                   58-1027114

          SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS (HELD AT END OF YEAR)

                                December 31, 2006

--------------------------------------------------------------------------------







       Identity of Issue, Borrower,             Description of                                                         Current
         Lessor, or Similar Party                 Investment                                             Cost              Value
     -------------------------------   -------------------------------------------                -----------------  ---------------

*     AMVESCAP National Trust Company   INVESCO 500 Index Trust, 17,093 units                             (a)          $     644,402
                                        INVESCO Structured Small Cap Value Trust, 1,170 units             (a)                152,022
                                        INVESCO Core Fixed Income Trust, 4,129 units                      (a)                141,322
                                        INVESCO Stable Value Trust, 1,492,454 units                       (a)              1,492,454

*     Atlantic American Corporation     Atlantic American Corporation Common Stock Fund,442,685 shares  $1,140,657         1,310,348

*     AIM Management Group, Inc.        AIM Basic Value Fund, 5,924 units                                 (a)                216,829
                                        AIM Income Fund, 76,512 units                                     (a)                478,199
                                        AIM Capital Development Fund, 3,981 units                         (a)                 73,321
                                        AIM International Core Equity Fund, 24,500 units                  (a)                359,416
                                        AIM Diversified Dividend Fund, 37,668 units                       (a)                514,165
                                        AIM Dynamics Fund, 27,256 units                                   (a)                578,369
                                        AIM Basic Balanced Fund, 24,244 units                             (a)                321,471
                                        AIM Small Company Growth Fund, 3,880 units                        (a)                116,045

      Janus                             Janus Twenty Fund, 12,895 units                                   (a)                704,311
                                        Janus Advisor Worldwide Growth Fund, 2,875 units                  (a)                 95,612
                                        Janus Mid Cap Value Fund,  25,688 units                           (a)                611,630

      Fidelity                          Fidelity Puritan Fund, 24,814 units                               (a)                495,526
                                        Fidelity Advisor Mid Cap Fund, 18,325 units                       (a)                456,669

      American Century                  American Century Ultra Investor Fund, 5,888 units                 (a)                159,634

      American Funds                    American Funds Growth Fund of America, 18,484 units               (a)                599,794
                                        American Funds American Balanced Fund, 38,515 units               (a)                730,235
                                        American Funds Washington Mutual Fund Investors, 16,945 unit      (a)                588,001

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                                 PLAN NUMBER 001
                                   58-1027114

    SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS (HELD AT END OF YEAR) - CONTINUED

                                December 31, 2006
--------------------------------------------------------------------------------


      Baron                             Baron Growth Fund, 18,927 units                                   (a)                944,092

*     Various Plan Participants         Participant loans with varying maturities and interest rates
                                        ranging from 5% to 9.25%                                            -                140,649
                                                                                                                    ----------------

      TOTAL                                                                                                         $     11,924,516
                                                                                                                    ================

* Indicates party in interest
(a) Participant-directed

